Exhibit 10.6

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Chimerix, Inc. (“Chimerix”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service following the closing of the initial public offering of Chimerix’ common stock (the “IPO”).

This policy will be effective upon the date of the underwriting agreement between the Chimerix and the underwriters managing the initial public offering of the common stock of Chimerix (the “Common Stock”), pursuant to which the Common Stock is priced in the IPO. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.           Annual Board Service Retainer:

a.           All Eligible Directors: $25,000

2.           Annual Committee Chair Service Retainer:

a.           Chairman of the Audit Committee: $6,000

b.           Chairman of the Compensation Committee: $3,000

c.           Chairman of the Nominating & Corporate Governance Committee: $2,500

Equity Compensation

The equity compensation set forth below will be granted under the Chimerix 2013 Equity Incentive Plan (the “Plan”), subject to the Chimerix stockholders’ approval of the Plan. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan). One-fourth of the shares subject to each stock option will vest on the one year anniversary of the date of grant and the balance of the shares will vest in a series of 36 equal monthly installments thereafter, such that the option is fully vested on the fourth anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

1.

1.          Initial Grant: On the date of the Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option having a Black-Scholes value of $50,000 on the date of grant. For the avoidance of doubt, Eligible Directors who are serving on the Board at the effective date of the IPO will not be awarded an initial grant.

2.          Annual Grant: On the date of each Chimerix annual stockholder meeting held after the effective date of the IPO, each Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option having a Black-Scholes value of $25,000 on the date of grant.

3.          Chairman Grant: On the date of each Chimerix annual stockholder meeting held after the effective date of the IPO, the chairman of the Board will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option having a Black-Scholes value of $10,000 on the date of grant.

2.